06-16
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713-989-7556

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800-321-7423

SOUTHERN UNION COMPLETES $1.15 BILLION SALES OF PG ENERGY AND RHODE ISLAND ASSETS OF NEW ENGLAND GAS COMPANY

HOUSTON, August 25, 2006 - Southern Union Company (NYSE:SUG) today announced it has completed the previously announced sales of the assets of its PG Energy natural gas distribution division in Pennsylvania and the Rhode Island assets of New England Gas Company.

Southern Union sold the PG Energy assets to UGI Corporation (NYSE:UGI) for $580 million and the Rhode Island assets of New England Gas Company to National Grid USA (NYSE:NGG) for $575 million less assumed debt of $77 million.

“The sales of PG Energy and the Rhode Island assets of New England Gas further demonstrate our strategy of repositioning our portfolio to focus on assets that will provide long-term growth opportunities for the company and its shareholders,” said George L. Lindemann, Southern Union’s chairman, president and CEO.

“We’re proud to have brought these two complex transactions, totaling more than $1 billion in proceeds, to a simultaneous close within the time period to effect a like-kind exchange,” added Senior Executive Vice President Eric D. Herschmann.
Southern Union retains and continues to operate New England Gas Company’s North Attleboro and Fall River, Mass., operations serving approximately 50,000 customers.

Proceeds from the sales will be used to retire a portion of the bridge facility used to finance the March 1 acquisition of the former Sid Richardson Energy Services, now known as Southern Union Gas Services.

 About Southern Union Company
Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

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